SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

MILACRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 5, 2005

Dear Fellow Shareholders,

      You are invited to attend our annual meeting of shareholders to be held at 9 a.m. on Wednesday, August 3, 2005 at Reakirt Auditorium in the Cincinnati Museum Center at Union Terminal in Cincinnati, Ohio.

      While the global economic environment is still difficult right now for Milacron and our industry, we remain intently focused on taking measures to improve our operating results and grow shareholder value. Currently, the greatest challenges we face are soaring material and energy costs. Beginning in the second half of 2004, we have seen record price increases for steel, oil, resins and other chemicals, and these increases are in addition to rising health care and pension costs facing most manufacturers. Difficult market conditions have also severely impacted our customers’ profitability and their ability to invest in new equipment.

      Despite these economic challenges, Milacron continues to make significant progress in areas over which we have some control. In 2004, we narrowed our net loss to $1.34 per share, from $5.21 per share in 2003, on a 5% sales gain. During the year, primarily through the use of lean manufacturing techniques, we reduced our average working capital requirements from 28.4% to 24.6% of sales, conserving an additional $29 million of cash. We increased our sales of advanced technology products, we provided stronger aftermarket support for our customers and we expanded our presence in developing markets, especially in Asia and Eastern Europe. In fact, last year our sales to markets outside the U.S., Canada and Western Europe grew to $129 million, up 18% from 2003. More recently, our China joint venture, which we launched a year ago, is now up and running and has begun shipping machines to our customers in China. All in all, I am pleased to report that our sales growth initiatives have generated an increase of $27 million, or 9%, in new business through May of 2005 versus the same period a year ago.

      As for the long term, at Milacron we will continue to do what has made us successful for over 120 years: finding better ways to serve our customers. Thanks to the dedication and innovation of 3,500 Milacron employees worldwide, we are positioning ourselves to accomplish our mission to be the leading global supplier of manufacturing technologies and services for our customers. And I can assure you that all of us are absolutely committed to returning Milacron to sustained profitability.

      Thank you for your continued support.

Ronald D. Brown
Chairman, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

To be held August 3, 2005

       The Annual Meeting of the Shareholders of Milacron Inc., a Delaware corporation (the “Company”), will be held at Reakirt Auditorium in the Cincinnati Museum Center at Union Terminal, 1301 Western Avenue, Cincinnati, Ohio 45203, on Wednesday, August 3, 2005, at 9 A.M. E.D.T., for the following purposes:

1.	Election of three directors by the holders of all outstanding common and preferred stock;

2.	Election of three directors by the holders of 6% Series B Convertible Preferred Stock;

3.	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2005; and

4.	Transaction of such other business and action upon such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

      The Company’s Board of Directors has fixed the close of business on June 15, 2005, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the meeting. Please mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope. If you are a shareholder of record (your shares are in your name), then you also may submit your proxy via the telephone by accessing the toll-free number indicated on your proxy card or via the internet by accessing the worldwide website indicated on your proxy card. If you attend the meeting, then you may revoke your proxy and vote your shares in person. Your attention is directed to the enclosed Proxy Statement.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio,
July 5, 2005

MILACRON INC.

2090 Florence Avenue

Cincinnati, Ohio 45206

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 3, 2005

      This proxy statement (the “Proxy Statement”) and the accompanying form of proxy card are being mailed to shareholders beginning on or about July 5, 2005, in connection with the solicitation by the Board of Directors (the “Board”) of Milacron Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on August 3, 2005 (the “Annual Meeting”), and any adjournment or postponement thereof.

      The Board has fixed the close of business on June 15, 2005, as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), the Company’s 6% Series B Convertible Preferred Stock, par value $.01 per share (“Series B Preferred Stock”), and the Company’s 4% Cumulative Preferred Stock, par value $100 per share (“4% Preferred Stock”), at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 49,797,115 shares of Common Stock, 500,000 shares of Series B Preferred Stock, and 60,000 shares of 4% Preferred Stock.

INTRODUCTION

      At the Annual Meeting, all holders of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote upon, together as a single class, among other matters, the election of three directors to the Board (the “Nominated Company Directors”), and the holders of the Series B Preferred Stock, voting separately as a class, will consider and vote upon the election of three directors to the Board ( the “Nominated Series B Directors”).

VOTING PROCEDURES

      All shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock represented at the Annual Meeting and any adjournment or postponement thereof by a proxy that has not been revoked will be voted at the Annual Meeting and any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted (i) by voting in person at the meeting or any adjournment or postponement thereof, (ii) by giving a written notice of revocation to the Secretary of the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, or (iii) by giving a later dated proxy.

      If a choice has been specified by a shareholder on such shareholder’s proxy card with respect to any matter to be voted on at the Annual Meeting, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the election of the Board’s nominees and FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2005.

      Each share of Common Stock entitles the holder thereof to one vote. Each share of 4% Preferred Stock entitles the holder thereof to 24 votes. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted as of the Record Date in accordance with the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of 6% Series B Convertible Preferred Stock of Milacron Inc. (“Certificate of Designation”).

      For purposes of exercising the pass through voting rights for participants in the Company’s employee benefit plans and related IRA rollover accounts, each participant having shares of Common Stock credited to his or her account will receive a voting instruction form to be returned to the Trustee of the benefit plan with his or her voting instructions. The Trustee will vote plan shares that are not signed and returned (or otherwise voted) in the same proportion as shares that are voted with respect to each plan.

      The presence, in person or by proxy, at the Annual Meeting of holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock entitled to exercise a majority of the total voting power of the Company’s outstanding stock shall constitute a quorum for all matters other than the election of the Nominated Series B Directors. For purposes of the election of the Nominated Series B Directors, the presence, in person or by proxy, at the Annual Meeting of holders of shares of the Series B Preferred Stock entitled to exercise a majority of the voting power of such Series B Preferred Stock shall constitute a quorum.

      Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against any proposal other than the election of directors, as to which an abstention will have no effect. Broker non-votes will have no effect on approval of any proposal.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

      The Notice of the Annual Meeting of Shareholders and this Proxy Statement and the Company’s 2004 Annual Report can be accessed via the Company’s Internet site at www.milacron.com. Shareholders of record and plan participants who would like to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail should indicate the same by following the instructions on the enclosed proxy card. Those holding shares through a bank, broker, nominee, or other holder may also have the opportunity to receive future proxy statements and annual reports electronically and should read the information provided by that entity for instructions.

PROXY SOLICITATION

      Under applicable SEC regulations each member of the Board, certain officers and employees of the Company and certain other persons may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Annual Meeting. For information with respect to such participants, please refer to (i) the information set forth under the heading “Directors and Director Nominees,” and (ii) the information set forth under the heading “Share Ownership of Directors and Executive Officers.”

      Proxies may be solicited by mail, advertisement, telephone, via the Internet, in person, through public statements and press releases. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of Common Stock and 4% Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Costs related to the solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, financial advisory, public relations, soliciting, advertising and related expenses. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to provide solicitation and advisory services in connection with the solicitation of proxies for the Annual Meeting. Innisfree will receive a fee estimated at $10,000, plus reasonable out-of-pocket expenses. The agreement between the Company and Innisfree provides for customary indemnification by the Company of Innisfree and its directors, officers, employees and affiliates against certain liabilities and expenses related to its role in the solicitation.

PROPOSAL 1: ELECTION OF DIRECTORS

      At the Annual Meeting, holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote together as a single class upon the election to the Board of the three Nominated Company Directors, two for a three-year term (Charles F.C. Turner and Larry D. Yost) and one for a one-year term (Sallie B. Bailey).

      Also at the Annual Meeting, holders of the Series B Preferred Stock will consider and vote separately as a class upon the election to the Board of the three Nominated Series B Directors, one for a one-year term (Mark L. Segal), one for a two-year term (H. Christopher DeCotiis), and one for a three-year term (Duane K. Stullich). Holders of shares of Common Stock and 4% Preferred Stock will not vote in the election of the Nominated Series B Directors.

      The nominees receiving the greatest number of votes will be elected to the Board. Votes withheld from the election of directors, as well as proxies as to which authority to vote is withheld by brokers (“broker non-votes”), will be counted toward the establishment of a quorum, but will not be counted in the election of directors.

      Under the Company’s By-Laws, the Board is to consist of a number fixed by the Board, and is not to be less than eight nor more than fifteen members. Currently, the authorized number of Board members is set at 12, divided among three classes, although such number will automatically reduce to 11 effective upon the election of directors at the Annual Meeting, since Barbara H. Franklin has determined not to stand for re-election at the Annual Meeting and her term will expire at the time of the Annual Meeting. Assuming that the Nominated Company Directors and the Nominated Series B Directors are elected at the Annual Meeting and that no other directors are elected, following the Annual Meeting, the Board will consist of seven directors elected by all holders of the Company’s voting stock that, at the time of each such director’s election, voted together as a class (the “Company Directors”) and four directors elected by holders of the Series B Preferred Stock that, at the time of each such director’s election, voted separately as a class (the “Series B Directors”).

      The persons named as proxies on the enclosed proxy card (the “Proxy Committee”) intend to vote (unless authority to do so is withheld) (i) for the election of the Nominated Company Directors, Charles F.C. Turner and Larry D. Yost, each for a three-year term, and Sallie B. Bailey for a one-year term, and (ii) for the election of the Nominated Series B Directors, Mark L. Segal for a one-year term, H. Christopher DeCotiis for a two-year term, and Duane K. Stullich for a three-year term. All nominees have consented to being named as such and to serve if elected.

      In the unexpected event that, prior to the election, any one or more of the nominees shall be unable to serve, the Proxy Committee will vote for the election of such substitute nominees as the Board may propose and in no event may proxies be voted for more than three directors in the case of proxies granted by holders of Common Stock and 4% Preferred Stock, and six directors (three Company Directors and three Series B Directors) in the case of proxies granted by holders of Series B Preferred Stock.

THE BOARD RECOMMENDS

THAT YOU VOTE FOR THE BOARD’S NOMINEES.

DIRECTORS AND DIRECTOR NOMINEES

      The following information is furnished with respect to each nominee for election as a director and for each other person whose term of office as a director will continue after the Annual Meeting, other than Ms. Franklin, whose term on the Board expires at the Annual Meeting and who will not stand for re-election:

DARRYL F. ALLEN Director since 1993 Age 61	Member: Audit Committee Finance Committee Term expires 2006

Mr. Allen is the retired Chairman, President and Chief Executive Officer of Aeroquip-Vickers, Inc., Maumee, Ohio, a world-wide manufacturer and distributor of engineered components and systems for markets which include industrial, automotive, aerospace and defense. Director of Fifth Third Bancorp. Mr. Allen is a Company Director.

SALLIE B. BAILEY Director since November 18, 2004 Age 45	Member: Audit Committee Term expires 2006[1] Nominee for one-year term

Ms. Bailey is Senior Vice President-Finance and Controller of The Timken Company, Canton, Ohio, a global manufacturer of highly-engineered bearings and alloy steels, and has served in that capacity since January, 2003. She was Corporate Controller from April, 2001, to January, 2003, and Director, Finance and Treasurer from November, 1999, to April, 2001. Ms. Bailey is a Nominated Company Director.

RONALD D. BROWN Director since 1999 Age 52	Term expires 2006

Mr. Brown is Chairman, President and Chief Executive Officer of the Company. He has served as Chairman and Chief Executive Officer since June 1, 2001. Prior thereto, he was President and Chief Operating Officer from September 20, 1999, and Vice President-Finance and Administration and Chief Financial Officer from 1997. Director of A.O. Smith Corporation. Mr. Brown is a Company Director.

DAVID L. BURNER Director since 1998 Age 66	Member: Audit Committee Personnel and Compensation Committee Term expires 2007

Mr. Burner is the retired Chairman and Chief Executive Officer of Goodrich Corporation, Charlotte, North Carolina, a provider of aircraft systems and services. He served in that capacity from July, 1997 to October, 2003. He was Chief Executive Officer from December, 1996, to July, 1997, and President from December, 1995, to January, 1997. Director of Progress Energy, Inc., Briggs & Stratton Corporation, Lance, Inc., and Engelhard Corporation. Mr. Burner is a Company Director.

H. CHRISTOPHER DeCOTIIS Director since May 4, 2005 Age 39	Member: Personnel and Compensation Committee Term expires 2007[1] Nominee for two-year term

Mr. DeCotiis is Vice President-Senior Credit Officer of the Royal Bank of Scotland, New York, New York, and has served in that capacity since November, 2004. He was Director-Group Risk Management of the Royal Bank of Canada from June, 2000, to November, 2004, and manager from November, 2000 to June, 2003. Prior thereto, he was Vice President-Senior Credit Officer of the Industrial Bank of Japan from April, 1997, until October, 2000. Mr. DeCotiis is a Nominated Series B Director.

BARBARA HACKMAN FRANKLIN Director since 1996 Age 65	Member: Finance Committee Nominating and Corporate Governance Committee Term expires 2005

Ms. Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises, Washington, D.C., an international consulting and investment firm, and has served in that capacity since January, 1995. Prior thereto, she was an independent director, consultant and lecturer (1993-1995), and in 1992 she served as the 29th U.S. Secretary of Commerce. Director of Aetna, Inc., The DOW Chemical Company, MedImmune, Inc., and GenVec, Inc. Ms. Franklin is a Company Director.

STEVEN N. ISAACS Director since April 5, 2004 Age 41	Member: Finance Committee Term expires 2007

Mr. Isaacs is the Chairman and Managing Director of Glencore Finance AG, an investment subsidiary of Glencore International AG, and a director of Mopani Copper Mines Limited (Zambia). Mr. Isaacs is a Series B Director.

MARK L. SEGAL Director since August 1, 2004 Age 41	Member: Audit Committee Term expires 2006[1] Nominee for one-year term

Mr. Segal is Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, and has served in that capacity since September, 2001. He was Vice President, Corporate Treasurer of Norigen Communications Inc., from February, 2000, to August, 2001, and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from February, 1997, to February, 2000. Mr. Segal is a Nominated Series B Director.

Dr. JOSEPH A. STEGER Director since 1985 Age 68	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2007

Dr. Steger had served for more than five years, until his retirement in 2003, as President of the University of Cincinnati, and now serves as President Emeritus. Dr. Steger is a Company Director.

DUANE K. STULLICH Director since August 1, 2004 Age 36	Member: Nominating and Corporate Governance Committee Term expires 2005 Nominee for three-year term

Mr. Stullich is Co-Founder and Managing Member of FocalPoint Partners, LLC, Los Angeles, California, an independent investment bank specializing in mergers and acquisitions, raising capital, and financial restructurings, and has served in that capacity since December, 2002. He was Principal of Murphy Noell Capital, LLC from March, 1999 to December, 2001, and consultant with Murphy Noell Capital, LLC from December, 2001 to July, 2002. Mr. Stullich is a Nominated Series B Director.

CHARLES F. C. TURNER Director since 2002 Age 45	Member: Finance Committee Term expires 2005 Nominee for three-year term

Mr. Turner has been President, Conklin Group, LLC, a real estate holding and management company, since 2002. Prior to his election to the Board in 2002, he had served in various capacities at the Company, his last position being Group Director of Information Technology for the Company’s Plastics Technologies Group. Mr. Turner is a great-grandson of Fred A. Geier, one of the founders of the Company, and a nephew of the late James A.D. Geier, a former director and chief executive officer of the Company. Mr. Turner is a Nominated Company Director.

LARRY D. YOST Director since August 1, 2004 Age 67	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2005 Nominee for three-year term

Mr. Yost is the retired Chairman and Chief Executive Officer of ArvinMeritor, Inc., Troy, Michigan, a global supplier of components and systems for commercial, specialty and light vehicle original equipment manufacturers and related aftermarkets. He served in that capacity from October 1997 to August, 2004. He was President of Rockwell Automotive from March, 1997 to October, 1997, and President of the Heavy Vehicle Systems group of Rockwell Automotive from November, 1994 to March, 1997. Director of Kennametal, Inc. and UNOVA, Inc. Mr. Yost is a Nominated Company Director.

(1)	S. B. Bailey, H. C. DeCotiis, and M. L. Segal were each appointed to the Board subsequent to the Company’s Annual Meeting in 2004 to fill vacancies on the Board and, pursuant to the Company’s By-Laws, each must stand for election at the Company’s Annual Meeting in 2005, irrespective of the date of the cessation of their term as a director.

GOVERNANCE OF THE COMPANY

Corporate Governance Practices

      The Board, its committees and the Company’s management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. The following governance practices provide the framework in which to so act:

•	The Board and the Audit, Finance, Nominating and Corporate Governance, and Personnel and Compensation Committees each perform annual self evaluations.

•	All members of the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee are independent, as defined by the SEC and the New York Stock Exchange (the “NYSE”).

•	All but one of the directors are non-employee directors.

•	The Board has a policy requiring that a director submit his or her resignation from the Board upon a change in such director’s principal professional occupation, but in any event no later than his or her seventy-second birthday unless otherwise approved by the Board.

•	The Company practices full and timely disclosure of material information. The Company provides detailed quarterly and annual financial information on its website at www.milacron.com. The Chief Executive Officer and Chief Financial Officer of the Company certify quarterly and annual financial reports filed with the SEC.

•	The Company has adopted a comprehensive Code of Conduct for all employees and directors and a Code of Ethics for senior financial officers. The Code of Conduct and Code of Ethics can be found on the Company’s website.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns has been in place since 1994.

•	The Board has adopted a set of Corporate Governance Guidelines which, together with the Company’s certificate of incorporation, by-laws and charters of the various committees, provide the foundation of the Company’s governance. The Corporate Governance Guidelines can be found on the Company’s website.

•	At each of its regularly scheduled meetings, the Board meets in executive sessions without management present. The director responsible for presiding over these executive sessions rotates on an annual basis among the chairpersons of the four committees.

•	Shareholders desiring to communicate with the Board or with any specified individual director(s) may send such correspondence to the attention of Hugh C. O’Donnell, Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206. All such correspondence to the Board or a director should be sealed in a separate envelope and clearly marked “Confidential.” The Secretary will directly forward the communication unopened to the presiding director or non- management directors, as appropriate.

•	The Board considers attendance by directors at the Company’s annual shareholder meetings to be an important governance practice, though no formal attendance policy exists. Eight directors attended the Company’s 2004 annual meeting of shareholders.

Board Meetings and Committees

      The Board held eleven meetings in 2004. Average attendance by directors at the aggregate of the total number of Board and committee meetings was 96%. No director attended fewer than 80% of the aggregate of the total number of meetings of the Board and all committees on which he or she served.

      The Company is committed to a Board with a majority of independent directors, as defined under NYSE rules. The Board has reviewed the independence of its members, applying the NYSE rules and considering any other commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the directors and the Company. The Board has determined that Ms. Franklin and Ms. Bailey, and Messrs. Allen, Burner, DeCotiis, Segal, Steger, Stullich, and Yost meet the NYSE independence requirements. Ms. Bailey’s employment as an officer of The Timken Company, a supplier to and customer of the Company, was found not to be inconsistent with a determination that Ms. Bailey is independent. Mr. Brown is considered a management director by virtue of his position as an executive officer of the Company.

      The Board has established five committees: Audit Committee, Personnel and Compensation Committee, Nominating and Corporate Governance Committee, Finance Committee, and Capital Structure Committee (which was abolished in May of 2005).

Audit Committee

      The Audit Committee is composed of four non-employee directors. The Board has determined that each of Darryl F. Allen, Sallie B. Bailey, David L. Burner, and Mark L. Segal, being all the members of the Audit Committee, (i) meets the independence requirements of the SEC and the NYSE, (ii) is financially literate within the meaning of the NYSE rules, and (iii) qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto. The Committee is the Board’s principal agent for evaluating the quality of internal audit, the independence and qualifications of the Company’s independent auditors, the integrity of management, the Company’s compliance with legal and regulatory requirements, and the adequacy of disclosures to shareholders. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Committee pre-approves all non-audit services performed by the independent auditor. The Committee meets with members of management, the independent auditors and the internal auditors, both together and privately, to review the quarterly and annual financial statements, audit coverage and results, the adequacy of internal accounting controls, and the quality of financial reporting. The duties and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held eight meetings in 2004.

      The foregoing description of the Audit Committee and the “Report of the Audit Committee” included as part of this proxy statement shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Personnel and Compensation Committee

      The Personnel and Compensation Committee is composed of three non-employee directors. Each member of the Committee is independent, as defined by the listing standards of the NYSE. The Committee reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s total compensation level based on this evaluation, which is reviewed with all independent members of the Board. The Committee also reviews and approves compensation for senior executives as well as incentive compensation plans, equity compensation plans and qualified and non-qualified retirement plans. The Committee annually reviews and approves a management succession plan to assure orderly transition and has sole authority regarding retention, fees and termination of any outside consulting firm assisting in the evaluation of CEO or senior executive compensation. The duties and responsibilities of the Personnel and Compensation Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held six meetings in 2004. The Report of the Personnel and Compensation Committee is included as a part of this proxy.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the SEC and NYSE. The Committee assists the Board by identifying qualified candidates for election to the Board, and develops, recommends and annually reviews criteria for the selection of directors and corporate governance guidelines for the Company. The Committee also reviews and approves the compensation of all non-employee directors of the Company. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held seven meetings in 2004. The Report of the Nominating and Corporate Governance Committee is included as part of this proxy.

      The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, directors, officers, third party search firms, and other sources for nominations as a director. The Committee considers the needs of the Board and evaluates each recommended candidate in light of, among other things, the candidate’s qualifications which are identified in the Corporate Governance Guidelines and the Criteria for Selecting Candidates for the Board of Directors, both of which can be found on the Company’s website at www.milacron.com. In summary, all shareholder recommended candidates should possess the highest personal and professional ethics and integrity as well as substantial and broad senior management experience and/or expertise. Recommended candidates must be willing to devote sufficient time to carrying out his/her duties and responsibilities effectively, free of any conflict of interest, and financially literate. Finally, the Company believes it appropriate for certain key members of the Company’s management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

      A shareholder recommendation of a candidate for director should be sent by mail to the Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206-2425. Shareholder recommendations must be received no later than the date for submission of shareholder proposals generally.

      The recommendation letter must, at a minimum, provide the shareholder’s name, address, number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the shareholder’s opinion as to whether the recommended candidate meets the definitions of “independent,” “financially literate,” and “financial expert” under the NYSE and SEC rules. The recommendation letter must also provide information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The shareholder must include the recommended candidate’s statement that he/she meets the requirements and those identified on the Company’s website; is willing to complete the questionnaire required of all officers and directors; will provide such other information as the Committee may reasonably request, and consents to serve on the Board if elected.

Finance Committee

      The Finance Committee is composed of four non-employee directors. The Finance Committee reviews management recommendations relating to the capital structure, acquisitions and divestitures, allocation of assets and risk management, and oversees management’s fiduciary responsibility for the Company’s defined benefit and defined contribution plans. The duties and responsibilities of the Finance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held seven meetings in 2004.

Capital Structure Committee

      The Capital Structure Committee was formed by the Board effective February 11, 2005, for the purpose of working closely with management and outside financial and legal advisors in connection with the Company’s review of capital structure alternatives. The Committee, composed of three non-employee directors, held five meetings in 2005 and was dissolved by the Board effective May 4, 2005.

Director Compensation and Benefits

      Our compensation program for non-employee directors is designed to attract and retain highly qualified directors and to align their interests with the long-term interests of our shareholders. Mr. Brown, the Board’s only employee director, is not separately compensated for serving on the Board. Following is a summary of the program:

Cash Component. Each non-employee director is entitled to receive an annual cash retainer of $25,000 and a fee of $1,500 for each Board and committee meeting attended, either personally or via telephone conference call. Chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, Personnel and Compensation Committee are entitled to receive an additional retainer of $4,000, and the chairperson of the Audit Committee is entitled to receive an additional retainer of $7,000. Prior to January 1, 2005, non-employee directors were entitled to defer all or a portion of their fees under the Company’s Plan for the Deferral of Directors’ Compensation. In November 2004, the Board froze this plan, effective for years beginning after December 31, 2004, in response to changes in the tax rules governing deferred compensation plans imposed by the American Jobs Creation Act of 2004.

Equity Component. Each non-employee director is entitled to receive annual equity compensation with an aggregate value of $40,000, consisting of the following: (i) a credit of phantom stock units with a value of $10,000 to his or her deferral account under the Milacron Inc. Director Deferred Compensation Plan, the successor plan to the Plan for the Deferral of Directors’ Compensation that is compliant with the new tax rules imposed by the American Jobs Creation Act of 2004, and (ii) an equity award with a value of $30,000 in the form determined annually by the Nominating and Corporate Governance Committee. In addition, each individual who is first elected to the Board is entitled to receive a restricted stock (or equivalent) award in the amount of 2,000 shares. In this regard, the Board’s newest members, Ms. Bailey and Messrs. DeCotiis, Isaacs, Segal, Stullich, and Yost, each received an award of 2,000 shares in connection with their appointment.

Other Compensation. Each non-employee director may elect to be covered by $100,000 of company-paid group term life insurance.

Shareholder Meetings: Conducting Business And Notice

      At any meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board or by any shareholder who is entitled to vote with respect thereto and who has given timely notice thereof in writing to the Secretary of the

Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notice requirements for shareholder proposals at the 2006 Annual Meeting are provided under the heading “Shareholder Proposals for the 2006 Annual Meeting of Shareholders” in this Proxy Statement.

Director Selection or Election by Holders of Series B Preferred Stock

      The holders of record of shares of the Series B Preferred Stock have the right, voting separately as a class, to elect a number of directors to the Board in proportion to the percentage of fully diluted Common Stock represented by their outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number; provided, however, that the number of Series B Directors may at no time exceed a number equal to two-thirds of the total number of directors on the entire Board, less one. Subject to the provisions of applicable law, the rules or regulations of the NYSE or any other securities exchange on which the Common Stock is then listed or traded and the fiduciary duties of the members of the Board, at least one Series B Director must be nominated to serve on each of the committees of the Board. All Series B Directors must meet the requirements of the definition of “independent” under the rules of the NYSE. In addition, no Series B Director shall be entitled to vote in any action by the Board with respect to an exercise of the Company’s option to redeem shares of the Series B Preferred Stock. The Certificate of Designation provides that one officer or employee of each of Glencore Finance AG (“Glencore”) and Mizuho International plc (“Mizuho”) will be exempted from the requirement that Series B Directors be “independent” under the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

      The Company’s Personnel and Compensation Committee is comprised of Messrs. Burner, DeCotiis, Steger, and Yost, with Mr. Steger serving as Chairperson. J. E. Perrella and J. A. Pichler also served on the Personnel and Compensation Committee in 2004 prior to their retirement from the Board. Each member of the Committee is independent, as defined by the SEC and the NYSE.

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information, unless otherwise indicated, as of June 1, 2005, concerning the beneficial owners of more than five percent of the Company’s outstanding shares of the Common Stock, Series B Preferred Stock and 4% Preferred Stock. Unless otherwise noted, the individuals or entities named in the table have sole voting and investment power.

Common Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding(1)	Outstanding(2)

Putnam, LLC d/b/a Putnam Investments(3)	3,921,294	7.9	3.9
One Post Office Square Boston, MA 02109
Pzena Investment Management, LLC(4)	3,636,500	7.3	3.6
120 West 45th Street, 34th Floor New York, NY 10036
Dimensional Fund Advisors Inc.(5)	3,531,401	7.1	3.5
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
David G. Greene & Company, LLC(6)	3,346,029	6.7	3.3
599 Lexington Avenue New York, NY 10022
Mellon Trust of New England	3,323,459	6.7	3.5	(11)
525 William Penn Place, Suite 3418 Pittsburgh, PA 15259 Trustee — Milacron Employee Benefit Plans
Cannell Capital LLC(7)	2,505,000	5.0	2.7
150 California Street, 5th Floor San Francisco, CA 94111

Series B Preferred Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(2)

Glencore Finance AG(8)	287,500	57.5	28.4
Baarermattstrasse 3 CH-6341 Baar Switzerland
Mizuho International plc(9)	150,000	30.0	14.8
Bracken House One Friday Street London EC4M 9JA United Kingdom
Triage Capital LF Group, LLC(10)	62,500	12.5	6.2
401 City Avenue, Suite 800 Bala Cynwyd, PA 19004

4% Cumulative Preferred Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(2)

Mellon Trust of New England	11,126	18.5	3.5	(11)
525 William Penn Place, Suite 3418 Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans	7,285	12.1	0.2
Bear Stearns Securities Corp One Metrotech Center North, 4th Floor Brooklyn, NY 11201
Empire & Co.	7,154	11.9	0.2
Box 328A Exchange Place Station 69 Montgomery Street Jersey City, NJ 07303-0328
JPMorgan Chase Bank	7,004	11.7	0.2
c/o JP Morgan Investor Services 14201 Dallas Parkway, 12th Floor Dallas, TX 75254
RBC Dain Rauscher Inc.	5,385	8.9	0.1
510 Marquette Avenue South Minneapolis, MN 55402
Milacron Geier Foundation	3,913	6.5	0.1
2090 Florence Avenue Cincinnati, OH 45206 (R. D. Brown, J. A. Steger, and C. F.C. Turner, Trustees)

(1)	Based upon 49,797,115 shares of Common Stock outstanding as of June 1, 2005, not including 33,939 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind.

(2)	The following chart sets forth the percentage of voting power of (a) the holders of the Company’s Common Stock, (b) the holders of the Company’s Series B Preferred Stock and (c) the holders of the Company’s 4% Preferred Stock, based upon 49,797,115 shares of Common Stock outstanding as of June 1, 2005, not including 33,939 shares held in treasury and giving effect solely to the reset of the conversion price of the Series B Preferred Stock, the exercise of the contingent warrants and payment of pay-in-kind dividends on the Series B Preferred Stock through to its mandatory conversion date (and without giving effect to any other transactions that the Company may enter into during the applicable periods that would result in additional dilution).

				On Series B
				Preferred Stock
				Mandatory
				Conversion Date
				(June 10, 2011)
			Following Reset of	Assuming Pay-in-
		Following Reset of	Conversion Price	kind Dividends on
	As of	Conversion Price of	and Exercise of	Series B Preferred
	June 1,	Series B Preferred	Contingent	Stock Until Such
	2005	Stock to $1.75(d)	Warrants(d)(e)	Date(f)

Holders of Common Stock(a)	49.2%	46.0%	45.5%	34.5%
Holders of Series B Preferred Stock(b)	49.4%	52.7%	53.2%	64.5%
Holders of 4% Cumulative Preferred Stock(c)	1.4%	1.3%	1.3%	1.0%

(a)	Each holder of Common Stock is entitled to one vote for each share of Common Stock held. In this chart the voting power of Common Stock issued upon exercise of contingent warrants is attributed to holders of Series B Preferred Stock.

(b)	Each holder of Series B Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock is convertible.

(c)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(d)	The initial conversion price of $2.00 per share was reset to $1.75 per share effective June 30, 2005 because a test based on the Company’s financial performance for 2004 was not satisfied.

(e)	Assumes that all contingent warrants and Common Stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock. The voting power of Common Stock issued upon exercise of the contingent warrants is attributed to holders of Series B Preferred Stock. The contingent warrants will be exercisable only if a test contained in the contingent warrants based on the Company’s financial performance for 2005 is not satisfied. Based on the Company’s most recent internal projections, it is unlikely that this test will be satisfied.

(f)	Assumes reset of the conversion price of the Series B Preferred Stock to $1.75, exercise of the contingent warrants, that all contingent warrants and Common Stock issued upon exercise thereof continue to be held by holders of Series B Preferred Stock, and that each quarterly dividend due to the holders of Series B Preferred Stock until the date of the mandatory conversion on June 10, 2011, beginning with the dividend due on September 1, 2005, is paid in-kind with shares of Series B Preferred Stock.

(3)	As reported in an Amendment to Schedule 13G dated February 4, 2005 filed with the SEC by Putnam, LLC (“Putnam”), a subsidiary of Marsh & McLennan Companies, Inc. (“MMc”), on behalf of MMc, on its own behalf and on behalf of its two registered investment advisory subsidiaries, Putnam Investment Management, LLC (advisor to the Putnam family of mutual funds) and The Putnam Advisory Company, LLC (advisor to Putnam’s institutional clients), with respect to 2,430,264 shares of Common Stock as to which Putnam and Putnam Investment Management, LLC reported shared dispositive power and with respect to 1,491,030 shares of Common Stock as to which Putnam and The Putnam Advisory Company, LLC reported shared dispositive power. Putnam and The Putnam Advisory Company, LLC also reported shared voting power with respect to 1,099,510 of the shares of Common Stock as to which they reported shared dispositive power.

(4)	As reported in Schedule 13G dated February 11, 2005 filed with the SEC by Pzena Investment Management, LLC (“Pzena”), a registered investment advisor, with respect to shares of Common Stock of which clients of Pzena have the right to receive and the ultimate power to direct the receipt of dividends, or the proceeds of sale. Pzena also reported sole voting power with respect to 3,210,300 of the shares of Common Stock as to which it reported sole dispositive power.

(5)	As reported in an Amendment to Schedule 13G dated February 9, 2005 filed with the SEC by Dimensional Fund Advisors Inc., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager.

(6)	As reported in Schedule 13G dated February 2, 2005 filed with the SEC by David G. Greene and Company, LLC (“David G. Greene”), a registered broker or dealer and an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934, with respect to shares of which clients of David G. Greene have the right to receive dividends and proceeds of sale. David G. Greene also reported shared voting power with respect to 2,035,325 of the shares of Common Stock as to which it reported shared dispositive power.

(7)	As reported in Schedule 13G dated June 6, 2005 filed with the SEC by Cannell Capital, LLC, a California limited liability company and California licensed investment adviser, J. Carlo Cannell, The Anegada Master Fund Limited, The Cuttyhunk Fund Limited, Tonga Partners, L.P. and GS Cannell Portfolio, LLC, with respect to 2,505,000 shares beneficially held by Cannell Capital, LLC and J. Carlo Cannell with shared voting and dispositive power, 535,600 shares beneficially held by The Anegada Master Fund Limited with shared voting and dispositive power, 632,800 shares beneficially held by The Cuttyhunk Fund Limited with shared voting and dispositive power, 883,700 shares beneficially held by Tonga Partners, L.P. with shared voting and dispositive power and 452,900 shares beneficially held by GS Cannell Portfolio, LLC with shared voting and dispositive power. Cannell Capital, LLC’s (and as its managing member, J. Carlo Cannell’s) beneficial ownership of the 2,505,000 shares of Common Stock is direct as a result of its discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients.

(8)	As reported in Amendment No. 2 to Schedule 13D dated June 1, 2005 filed with the SEC by Glencore Finance AG with regard to (i) 287,500 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Glencore Finance AG, Glencore International AG, and Glencore Holding AG and (ii) 150,000 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Mizuho International plc and Mizuho Securities Co., Ltd. (Glencore has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Mizuho). In the Amendment No. 2 to Schedule 13D, Glencore Finance AG also reported (i) the transfer on June 1, 2005 to Triage Capital LF Group, LLC and certain of its affiliates 62,500 shares of Series B Preferred Stock and 62,500 contingent warrants that were previously subject to a participation agreement between Glencore and Triage Offshore Fund, Ltd. and (ii) the termination of the participation agreement. Steven N. Isaacs, the Chairman and Managing Director of Glencore Finance AG, has the right to direct dispositions and voting with respect to the 287,500 shares of Series B Preferred Stock beneficially owned by Glencore Finance AG. See footnote 4 to the “Share Ownership of Directors and Executive Officers” table for information regarding Mr. Isaacs’s beneficial ownership of shares of Series B Preferred Stock.

(9)	As reported in Amendment No. 2 to Schedule 13D dated June 1, 2005 filed with the SEC by Glencore Finance AG on behalf of Glencore and Mizuho (Mizuho has disclaimed beneficial ownership of the shares of Series B Preferred Stock held by Glencore).

(10)	As reported in Amendment No. 2 to Schedule 13D dated June 10, 2005 filed with the SEC by Triage Capital LF Group, LLC, Triage Advisors, L.P. (f/k/a Triage Advisors, L.L.C.), Triage Offshore Fund, Ltd. and Leonid Frenkel (collectively “Triage”), with respect to (i) 62,500 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Triage Capital LF Group, LLC and Leonid Frenkel and (ii) 43,875 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Triage Advisors, L.P. (f/k/a Triage Advisors, L.L.C.) and Triage Offshore Fund, Ltd. In Amendment No. 2 to Schedule 13D, Triage reported that the 62,500 shares of Series B Preferred Stock in question were previously subject to a participation agreement between Glencore Finance AG and Triage, and that such shares, along with 62,500 contingent warrants, were transferred from Glencore to Triage on June 1, 2005 in connection with the termination of the participation agreement.

(11)	Includes both the 3,323,459 shares of Common Stock and the 11,126 shares of 4% Cumulative Preferred Stock beneficially owned by Mellon Trust of New England.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Preferred Stock as of June 1, 2005, for each of the directors and for each of the executive officers named in the Summary Compensation Table included in this Proxy Statement. For further information regarding our executive officers, reference is made to the section titled “Executive Officers of the Registrant” in Part I of the Company’s Form 10-K filed with the SEC on March 30, 2005, and which accompanies this Proxy Statement.

		Percent of	Series B	Percent of	4%	Percent of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding	Stock	Outstanding	Stock	Outstanding

Darryl F. Allen(2)	26,512	*	—	—	—	—
Sallie B. Bailey(2)	0	0	—	—	—	—
Ronald D. Brown(3)	1,248,588	2.5	—	—	—	—
David L. Burner(2)	22,060	*	—	—	—	—
H. Christopher DeCotiis(2)	2,000	*	—	—	—	—
Barbara Hackman Franklin(2)	43,683	*	—	—	—	—
Steven N. Isaacs(2)(4)	6,461	*	287,500	57.5	—	—
Mark L. Segal(2)	2,000	*	—	—	—	—
Joseph A. Steger(2)(3)	27,980	*	—	—	—	—
Duane K. Stullich(2)	2,904	*	—	—	—	—
Charles F. C. Turner(2)(3)	13,638	*	—	—	342	0.6
Larry D. Yost(2)	2,000	*	—	—	—	—
Karlheinz Bourdon(2)	45,950	*	—	—	—	—
Robert P. Lienesch	331,084	*	—	—	—	—
Robert C. McKee	223,634	*	—	—	—	—
Hugh C. O’Donnell	307,062	*	—	—	—	—
All directors and named executive officers as a Group(5)	2,305,556	4.6	287,500	57.5	342	0.6

*	Denotes less than 1%.

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Bourdon 45,950 shares, Mr. Brown 260,000 shares, Mr. Lienesch 113,000 shares, Mr. McKee 78,050 shares, Mr. O’Donnell 85,000 shares, Mr. Allen 13,500 shares, Mr. Burner 10,500 shares, Ms. Franklin 14,500 shares, Mr. Isaacs 500 shares, Mr. Steger 15,500 shares, Mr. Turner 3,500 shares, and 697,650 shares for all directors and executive officers as a group; (b) 13,107 shares to be acquired by Ms. Franklin upon retirement from the Board pursuant to the terms of the Milacron Inc. Plan for the Deferral of Directors’ Compensation, the Milacron Inc. Director Deferred Compensation Plan and the Milacron Inc. 2004 Long-Term Incentive Plan; (c) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Brown 4,115 shares, Mr. McKee 798 shares, Mr. Lienesch 352 shares, Mr. O’Donnell 3,526 shares, and 20,127 shares for all directors and executive officers as a group; and (d) the following shares held by certain members of the individuals’ families as to which beneficial ownership is disclaimed: Mr. Brown 145 shares, Mr. Lienesch 82,732 shares and Mr. Turner 25 shares.

(2)	The amounts shown do not include: (a) 193,710 Phantom Stock Units held by Mr. Bourdon pursuant to phantom stock accounts which may be settled in cash or stock at the discretion of the Company; (b) credits of stock units under the Company’s deferred compensation plans for non-employee directors as follows: Mr. Allen 55,268 units, Ms. Bailey 5,210 units, Mr. Burner 39,981 units, Mr. DeCotiis 1,900 units, Ms. Franklin 7,142 units, Mr. Isaacs 4,998 units, Mr. Segal 4,132 units, Mr. Steger 18,283 units, Mr. Stullich 4,132 units, Mr. Turner 9,686 units, and Mr. Yost 4,132 units; and (c) 9,331 deferred shares each for Messrs. Allen, Burner, Isaacs, Segal, Steger, Stullich, Turner, Yost and Ms. Bailey granted pursuant to the Milacron Inc. 2004 Long-Term Incentive Plan.

(3)	The amounts shown do not include 3,913 shares of 4% Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown, Steger, and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown, which is 57.5% of the outstanding Series B Preferred Stock, represents the shares owned by Glencore of which Mr. Isaacs has the right to direct dispositions and voting (Mr. Isaacs has disclaimed beneficial ownership to the 150,000 shares owned by Mizuho which were acquired in the same transaction in which Glencore acquired its shares). See footnotes 8 and 10 to the “Principal Holders of Voting Securities” table for further information regarding Glencore’s holdings of Series B Preferred Stock.

(5)	Directors’ and all executive officers’ (including those not named in the table above) beneficial ownership as a group is: 5.5% of the outstanding Common Stock (19 persons), 57.5% of the outstanding Series B Preferred Stock (1 person) and 0.6% of the outstanding 4% Preferred Stock (1 person). In the event of full conversion of the Series B Preferred Stock held by Glencore, Mizuho, and Triage, directors and executive officers’ beneficial ownership as a group of outstanding Common Stock would be 2.6% excluding Mr. Isaacs’ interest in Glencore’s holdings and 33.3% including Mr. Isaacs’ interest in Glencore’s holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the year 2004 and through June 1, 2005, the Company had outstanding loans in excess of $60,000.00 to one executive officer under the Company’s employee stock loan program for the purposes of exercising stock options and purchasing stock, and for paying related withholding taxes due as a result of such actions or the lapse of restrictions on restricted stock, all under the Company’s long-term incentive plans. Mr. Brown had loans with interest rates ranging from 5.17% to 7.38%, with the largest aggregate amount of indebtedness outstanding at any time during such period being $147,869.58, and the principal balance of all such loans outstanding at the end of the period being $117,751.87. In 2002 the Company discontinued the employee stock loan program, allowing for the repayment of existing loans in accordance with their respective terms. Pursuant to the employee stock loan program, the loans are to be repaid on terms of regular payments of not more than 10 years unless the related stock is divested by the employee prior to such time, in which case all amounts owing become payable. The interest rate for each loan was the Applicable Federal Rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the day on which the loan was made.

      On March 12, 2004, the Company sold $100 million in aggregate principal amount of Series A Notes and Series B Notes to Glencore, of which Mr. Isaacs, a director, is the Chairman and Managing Director, and Mizuho. Mr. Isaacs was selected for nomination as a director at the 2004 annual meeting of shareholders by Glencore and Mizuho as holders of the Series A Notes pursuant to the agreement governing the sale of such notes. In addition, Glencore informed the Company that it held $7.5 million of the Company’s 8 3/8% Notes due March 15, 2004, prior to their repayment, and €11 million of Milacron Capital Holdings B.V.’s 7 5/8% Guaranteed Bonds, prior to consummation of the tender offer for such bonds. On April 15, 2004, Glencore and Mizuho converted the entire $30 million principal amount of the Series A Notes into 15 million shares of the Company’s Common Stock. On June 10, 2004, the Common Stock into which the Series A Notes were converted and the Series B Notes were exchanged for 500,000 shares of the Company’s Series B Preferred Stock. Also on June 10, 2004, the Company issued to Glencore and Mizuho contingent warrants to purchase an aggregate of one million shares of its Common Stock for $.01 per share. These contingent warrants are exercisable only if a test based on the Company’s financial performance for 2005 is not satisfied. Based on the Company’s most recent internal projections, it is unlikely that this test will be satisfied. See footnotes 8 and 10 to the “Principal Holders of Voting Securities” table for information about Glencore’s transfer of part of its investment in the Series B Preferred Stock and contingent warrants to Triage Capital LF Group, LLC and certain of its affiliates. As of June 1, 2005, Glencore, Mizuho, and Triage collectively owned 100% of the Company’s Series B Preferred Stock and contingent warrants, with Glencore owning 57.5%, Mizuho owning 30%, and Triage owning 12.5%. The Series B Preferred Stock represents approximately 50% of the Company’s fully diluted common equity (on an as-converted basis) as of such date. For more information on these transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Sources of Capital” and the note to the Consolidated Financial Statements captioned “Shareholders’ Equity” included in the Company’s Form 10-K filed with the SEC on March 30, 2005, and which accompanies this Proxy Statement. In addition, Glencore and Mizuho purchased $9 million and $2 million, respectively, in principal amount of the $225 million aggregate principal amount of the Company’s 11 1/2% Senior Secured Notes sold in a private placement on May 26, 2004.

      In connection with the refinancing transactions that occurred in 2004, a change in control of the Company occurred. For a further discussion regarding these transactions, reference is made to the Company’s Form 10-K filed with the SEC on March 30, 2005, and which accompanies this Proxy Statement, and the Company’s proxy statement in connection with the 2004 Annual Meeting filed with the SEC on April 28, 2004.

BENEFITS AND COMPENSATION

Retirement Benefits

      The calculation of estimated annual retirement benefits under the Milacron Retirement Plan (the “Retirement Plan”) is based upon years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received or accrued under the Short-Term Management Incentive Program, but exclude benefits or payments received under long-term incentive plans or any other employee benefit plan. The Retirement Plan is non-contributory and limits the individual annual benefit to the maximum level permitted under existing law. The credited years of service under the Retirement Plan for the executive officers named in the Summary Compensation Table set forth below are: 24 for Mr. Brown, 25 for Mr. Lienesch, 13 for Mr. McKee, and 17 for Mr. O’Donnell. Directors who are not officers or employees of the Company are not eligible to participate in the Retirement Plan.

      Mr. Bourdon, a German citizen, is not a participant in the Retirement Plan. Mr. Bourdon is a participant in the Milacron Europe Retirement Plan which provides a benefit based upon: (i) the participant’s salary, (ii) the participant’s years of service, and (iii) an adjustment factor based on the ratio of pensionable pay to the creditable contribution ceiling in the German State Scheme. The estimated annual benefit payable to Mr. Bourdon at age 65 under this plan (assuming pay as of December 31, 2004 and continued participation in the plan until age 65) is $70,982 per year.

      The table below shows examples of pension benefits which are computed on a straight life annuity basis before deduction of the offset provided by the Retirement Plan, which is up to one-half of the primary Social Security benefit, depending on length of service:

Highest Consecutive	Estimated Annual Pension for Representative Years of Credited Service
Five-Year Average
Compensation	10	15	20	25	30	35 or more

$100,000	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500
$250,000	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500
$750,000	$112,500	$168,750	$225,000	$281,250	$337,500	$393,750
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000
$1,250,000	$187,500	$281,250	$375,000	$468,750	$562,500	$656,250

      Under existing law, the Retirement Plan limits the amount of annual earnings that may be taken into account to $210,000 (as adjusted) and provides that annual retirement benefits may not exceed $170,000 (as adjusted). Benefits in excess of these limits will be paid to executive officers directly by the Company under a non-qualified supplemental retirement plan.

      The Company’s supplemental plans provide certain executive officers (including the executive officers named in the Summary Compensation Table) meeting certain eligibility, age and service requirements as an executive officer, an annual benefit at retirement. Credited years of service as an executive officer under the supplemental plans for executive officers named in the Summary Compensation Table set forth below are: less than 1 for Messrs. Bourdon and McKee, 15 for Mr. Brown, 15 for Mr. Lienesch, and 5 for Mr. O’Donnell.

      The table below shows examples of the annual benefits payable at age 65 under the supplemental plans, computed on a straight life annuity basis.

	Estimated Annual Pension for Representative Years of Officer Service
Highest Consecutive
Three-Year Average						10 or more
Compensation	1	2	4	6	8	years*

$100,000	$1,000	$2,000	$4,000	$6,000	$8,000	$10,000
$250,000	$2,500	$5,000	$10,000	$15,000	$20,000	$25,000
$500,000	$5,000	$10,000	$20,000	$30,000	$40,000	$50,000
$750,000	$7,500	$15,000	$30,000	$45,000	$60,000	$75,000
$1,000,000	$10,000	$20,000	$40,000	$60,000	$80,000	$100,000
$1,250,000	$12,500	$25,000	$50,000	$75,000	$100,000	$125,000

*	Executive officers with 10 or more years of officer service receive the higher of 10% of their average compensation or 52.5% of their average compensation reduced by benefits received from all other Company provided pension plans, including the Retirement Plan, the Milacron Supplemental Retirement Plan and the Milacron Europe Retirement Plan.

Executive Severance Agreements

      The Company has entered into Executive Severance Agreements (the “Severance Agreements”) with its named executive officers and certain other key executives. The Severance Agreements continue through December 31, 2005, and provide that they are to be automatically extended in one year increments (unless notice by the Company is otherwise given) and, in any event, will continue in effect for a period of two years beyond the term if a Change in Control (as defined below) of the Company occurs.

      Generally, a “Change in Control” of the Company will be deemed to have occurred if: (i) anyone acquires 20% or more of the outstanding voting stock of the Company; (ii) the persons serving as directors of the Company as of the date of the agreement, and replacements or additions subsequently approved by at least 60% of the incumbent Board, cease to make up a majority of the Board; (iii) a merger, consolidation, or reorganization occurs after which the holders of the Company’s outstanding stock immediately preceding such transaction own less than 66 2/3% of the surviving corporation; (iv) the Company disposes of all or substantially all of its assets; or (v) the shareholders of the Company approve a plan of liquidation or dissolution of the Company.

      The Severance Agreements provide that the executives are entitled to certain benefits following a Change in Control of the Company, including: (i) the vesting of all equity-based awards, and (ii) cash payments equal to the value of each executive’s target annual incentive award and any earned but unpaid annual bonus. The Severance Agreements were amended effective February 10, 2004 to provide that the events related to the 2004 recapitalization would not result in a Change in Control for purposes of these benefits. Therefore, equity awards granted to executives on or after February 10, 2004 did not accelerate as a result of the 2004 recapitalization, and the executives did not automatically become entitled to their 2004 target annual incentive awards.

      In the event that an executive’s employment is terminated without “cause” or the executive terminates his employment for “good reason” within two years following a Change in Control, the executive is entitled to the following additional benefits: (i) a portion of the executive’s target annual incentive award for the year of termination; (ii) a cash payment equal to the value of all outstanding long-term incentive awards, assuming maximum performance; (iii) an amount equal to three times (for our CEO) or two times (for our other executives) the sum of the executive’s base salary and highest bonus award; (iv) a payment equal to the additional retirement benefits that the executive would have accrued had he received three years (for our CEO) or two years (for our other executives) of additional age and service credit under the Company’s retirement plans; (v) outplacement services for a period of one year; (vi) reimbursement of legal fees incurred by the executive as a result of such termination; and (vii) continuation of all life, disability and accident insurance, and medical plan coverage for a period of three years (for our CEO) or two years (for our other executives). Furthermore, if any of these payments would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the executive’s compensation for all such excise taxes. The events related to the 2004 recapitalization were considered a Change in Control for purposes of these benefits. Therefore, executives covered by a Severance Agreement on the effective date of the change in control will become entitled to these benefits if, within two years following such event, their employment is terminated without “cause” or they leave for “good reason.”

      On the recommendation of independent advisors to the Personnel & Compensation Committee of the Board of Directors, in an effort to retain key employees during the uncertainty created by the recapitalization process, the Company established a Temporary Enhanced Severance Plan effective November 1, 2003 and extending through December 31, 2005 for certain key employees, including Messrs. Brown, Lienesch, McKee and O’Donnell. Should the Company terminate a participant’s employment without “cause” during this period, he or she would be entitled to a continuation of base salary for a period of months (ranging from 6 months to 36 months depending on the participant’s position) and outplacement assistance. In exchange for these benefits, the participants agree to be subject to standard non-competition, non-solicitation and confidentiality provisions. The benefits provided under this plan would not be cumulative to any other severance benefits to which a participant would be entitled. In the event a participant would receive benefits under another severance arrangement, such as the Severance Agreements, then the payments under this plan would be reduced by a like amount.

      Effective February 1, 2005, Ferromatik Milacron Maschinenbau GmbH and Mr. Bourdon entered into a Service Contract For Managing Director (the “Employment Contract”). The Employment

Contract restates and updates, in light of Mr. Bourdon’s election as an officer of Milacron Inc., the terms of employment contained in a previous agreement. The Employment Contract indicates, among other things, that: Mr. Bourdon shall continue to act as Managing Director of Ferromatik Milacron Maschinenbau GmbH; Mr. Bourdon’s gross annual salary shall be EURO 250,000; and, Mr. Bourdon shall participate in the Milacron Europe Retirement Plan and shall participate in the other plans and programs available to employees of Ferromatik Milacron Maschinenbau GmbH. In addition, the Employment Contract states that Mr. Bourdon may participate in such other benefit plans as determined by the Personnel and Compensation Committee of the Milacron Inc. Board of Directors. The Employment Contract has an initial term of one year and renews automatically for one year periods, unless either party to the contract provides advance notice of termination. The Employment Contract also contains provisions that, following Mr. Bourdon’s separation from Ferromatik Milacron Maschinenbau GmbH, except in the case of retirement, restrict Mr. Bourdon’s ability to compete with Ferromatik Milacron Maschinenbau GmbH for two years and require Ferromatik Milacron Maschinenbau GmbH to compensate Mr. Bourdon at a reduced salary during this period.

Summary Compensation Table

		Annual Compensation(1)				Long-Term Compensation

						Awards		Payouts

							Shares
					Other	Performance/	Underlying	LTIP
Name		Salary	Bonus		Annual	Restricted	Stock	Payouts	All Other
Principal Position	Year	($)	($)		Comp.($)	Stock($)(2)	Options(#)	($)	Comp.($)(3)

R.D. Brown	2004	627,500	275,000		32,253	1,326,000	0	0	197,100
Chairman, President and	2003	600,000	0		2,238	465,040	0	0	0
Chief Executive Officer	2002	562,585	196,230		10,984	621,450	100,000	0	0
R.P. Lienesch	2004	289,800	85,520		74,078 (6)	265,200	0	0	39,420
Sr. V.P. of Finance,	2003	270,000	0		52,194	139,088	0	0	0
Controller and	2002	253,800	60,861		11,777	248,580	58,000	0	0
Chief Financial Officer
H.C. O’Donnell	2004	246,867	89,103	(5)	17,490	265,200	0	0	29,200
Sr. V.P., General Counsel	2003	230,004	11,500	(5)	6,335	137,240	0	0	0
and Secretary	2002	216,207	51,846		3,267	165,720	44,000	0	0
K. Bourdon	2004	319,610	84,368		0	272,813	0	0	0
Vice President and President — Global Plastics Machinery(4)
R.C. McKee	2004	197,700	63,512		9	176,800	0	0	26,280
Vice President and President — Global Industrial Fluids(4)

(1)	Includes amounts earned in fiscal year.

(2)	Performance Share Awards: On February 12, 2002, February 11, 2003, and June 11, 2004, the Personnel and Compensation Committee of the Board of Directors awarded performance share grants in the form of restricted stock under the 1997 Long-Term Incentive Plan (for the 2002 and 2003 grants) and under the 2004 Long-Term Incentive Plan (for the 2004 grants). Mr. Brown was awarded 15,000 shares in 2002, 12,000 shares in 2003 and 300,000 shares in 2004; Mr. Lienesch was awarded 3,000 shares in 2002, 2,400 shares in 2003 and 60,000 shares in 2004; Mr. O’Donnell was awarded 2,000 shares in each of 2002 and 2003 and 60,000 shares in 2004; and Mr. McKee was awarded 40,000 shares in 2004. Under the terms of these restricted stock grants, the restricted stock vests only upon the achievement of certain performance targets during a three-year performance period; however, as described in footnote 3 below, the 2002 and 2003 grants were forfeited in exchange for a payment by the Company as a result of changes in control of the Company. Mr. Bourdon was granted a phantom-performance award in an amount equivalent to 60,000 shares in 2004. The phantom-performance stock award will vest only if certain performance targets are met during the three-year performance period and can be settled either in cash or in stock, at the discretion of the Company.

The performance-related restricted stock and the phantom-performance award granted in 2004 will vest in a linear fashion based on the extent to which the Company attains certain levels of cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) for the three-year performance period. No awards will vest unless a certain pre-established threshold of cumulative EBITDA is achieved.

Restricted Stock Awards: On February 12, 2002 and November 6, 2003, the Personnel and Compensation Committee awarded restricted stock, under the 1994 and 1997 Long-Term Incentive Plans, which vests at the end of 3 years (for awards made on November 6, 2003, 50% will vest at the end of 2 years) provided the executive is still employed by the Company, has retired from the Company or has become disabled, as follows: Mr. Brown, 30,000 shares in 2002 and 160,000 shares in 2003; Mr. Lienesch, 15,000 shares in 2002 and 50,000 shares in 2003; and Mr. O’Donnell, 10,000 shares in 2002 and 50,000 shares in 2003. As described in footnote 3 below, the 2002 and 2003 grants became fully vested in 2004 as a result of a change in control of the Company. The Personnel and Compensation Committee also granted a phantom-restricted award on February 10, 2004 to Mr. Bourdon in an amount equivalent to 2,080 shares. The phantom-restricted award granted to Mr. Bourdon vests at the end of two years and can be settled either in cash or in stock, at the discretion of the Company.

The values of the awards under the Long-Term Incentive Plans shown in the table are based on the closing prices of $13.81 for the February 12, 2002 awards, $4.62 for the February 11, 2003 awards, $2.56 for the November 6, 2003 awards, $3.66 for the February 10, 2004 awards and $4.42 for the June 11, 2004 awards.

Dividends — Dividends are paid on all restricted stock granted under the Long-Term Incentive Plans at the same time and the same rate as dividends are paid to the shareholders on unrestricted stock. Dividends are similarly credited on phantom-performance shares and phantom-restricted awards in the form of additional whole and fractional phantom shares.

NOTE: The total number of shares of restricted stock held by the listed officers and the aggregate market value at the end of the Company’s fiscal year are as follows: Mr. Brown held 300,000 restricted shares valued at $1,017,000; Mr. Lienesch held 60,000 shares valued at $203,400; Mr. O’Donnell held 60,000 shares valued at $203,400; and Mr. McKee held 40,000 shares valued at $135,600. Mr. Bourdon held 110,775 phantom-performance and phantom-restricted awards valued at $375,524. Aggregate market value is based on the closing price of $3.39 at December 31, 2004.

(3)	These amounts reflect payments made in connection with the forfeiture of outstanding performance shares (in the form of restricted stock) as a result of a change in control of the Company in 2004. The Company’s recapitalization in 2004 constituted a change in control with respect to certain compensation plans, including the Company’s 1994 Long-Term Incentive Plan and the 1997 Long-Term Incentive Plan. As a result, all outstanding performance shares (in the form of restricted stock) awarded prior to January 1, 2004 were forfeited and employees, including the named executive officers, received a payment in an amount equal to twice the closing price of the Common Stock on the effective date of the change in control. In addition, as a result of the 2004 change in control, all other restricted shares granted to employees, including the named executive officers, prior to January 1, 2004 became fully vested.

(4)	Messrs. Bourdon and McKee became executive officers of the Company on August 2, 2004.

(5)	The Board of Directors approved bonuses to certain employees in 2003 and 2004, at the discretion of the CEO, in recognition of extraordinary job demands required during the Company’s refinancing process. Mr. O’Donnell was paid a discretionary bonus in the amount of $11,500 in 2003 and $16,253 in 2004.

(6)	Includes $20,449 for Supplemental Life Insurance benefits in 2004 and $20,834 in 2003 and $11,393 in 2004 relative to Medical Expense Reimbursement received by Mr. Lienesch, which were the only two perquisites or other personal benefits received by him that exceeded 25% of the total of all perquisites and other personal benefits received by him.

Aggregated Option Exercises in Last

Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value(1) of Unexercised,
			Unexercised Options at		In-the Money Options
	Number of		Fiscal Year-End (#)(2)		Held at Fiscal Year-End ($)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

R.D. Brown	0	$0	260,000	0	$0	$0
K. Bourdon	0	$0	47,300	0	$0	$0
R.P. Lienesch	0	$0	113,000	0	$0	$0
H.C. O’Donnell	0	$0	85,000	0	$0	$0
R.C. McKee	0	$0	78,050	0	$0	$0

(1)	Based on a fair market value (average of high and low market prices) of Company Common Stock on December 31, 2004, of $3.49.

(2)	The Company’s recapitalization in 2004 constituted a change in control with respect to certain compensation plans, including the Company’s 1994 Long-Term Incentive Plan and the 1997 Long-Term Incentive Plan. As a result, all unvested outstanding non-qualified and incentive stock options granted to employees, including the named executive officers, prior to April 23, 2003 (none of which were in-the-money on December 31, 2004) became fully vested.

PERFORMANCE GRAPH

Comparison of 5-Year Cumulative Total Shareholder Return(1)

Milacron Inc., Russell 2000 Index and S&P SmallCap Indl. Machinery Index

(1)	Total Shareholder Return assumes $100.00 invested on December 31, 1999 and reinvestment of dividends on a quarterly basis.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

To Our Shareholders

      The Personnel and Compensation Committee of the Board of Directors annually reviews and establishes all aspects of the Company’s executive compensation for the Chief Executive Officer and other officers of the Company and reviews its decisions regarding such matters with the other independent members of the Board. The Committee consists entirely of non-employee directors who are independent based on the New York Stock Exchange listing rules.

      The Committee’s primary objective in establishing compensation opportunities for the Company’s officers is to support the Company’s goal of aligning the interests of executives with those of shareholders. To achieve this objective, the Committee has established the following guiding principles for executive compensation:

•	Our compensation program should attract, retain, motivate and reward highly competent executives necessary for the Company’s leadership and growth.

•	A significant portion of compensation should be “at risk” and performance-based dependent upon the Company’s annual and long-term performance.

•	Our compensation program should include stock-based awards in order to foster alignment of shareholder and executive interests and to encourage stock ownership by executives.

      The Committee believes that the Company’s current compensation programs are in line with the above-mentioned principles and support the Company’s business mission and contribute to the Company’s financial success.

      The Committee considers total compensation paid to its executive officers when establishing each component of pay. In this regard, in 2004 the Committee also considered the impact of the 2004 recapitalization of the Company, which resulted in a “change in control” under various executive compensation arrangements with the following results: (i) all outstanding stock options, restricted shares, performance shares and deferred shares granted prior to February 10, 2004 vested, and (ii) executives covered by an Executive Severance Agreement described under the sub-caption “Executive Severance Agreements” of this Proxy Statement become entitled to certain benefits if, within 2 years following the change in control, their employment is terminated without “cause” or “good reason.” Specifically, the Committee focused on enhancing the retention incentives for the Company’s executives in light of the above consequences.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain “performance based” compensation is not subject to this limitation of deductibility provided that certain requirements are met. The Committee evaluates the tax impact of the Company’s executive compensation arrangements in light of the Company’s overall compensation philosophy. Indeed, in June 2004 the Board of Directors adopted and the shareholders approved the 2004 Long-Term Incentive Plan, which is structured so that certain awards granted under that plan, such as stock options and other performance-based awards, will qualify for the performance-based compensation exception and will not be subject to the $1 million limit. From time to time, however, the Committee may award compensation that is not fully deductible if it determines that such awards are consistent with this philosophy and is in the best interests of the Company and its shareholders.

Base Salary

      The Committee annually reviews each officer’s base salary. The factors which influence Committee determinations regarding base salary generally include: individual job performance, level of responsibilities, breadth of knowledge, prior experience, internal pay equity considerations, economic and business conditions affecting the Company at the time of the evaluation, expected contributions of the individual executives, and compensation policies and practices of our compensation peer group described below. The weight given to each of these factors differed from individual to individual, as the Committee deemed appropriate.

      Due to depressed economic and business conditions in the Company’s industry, our executive officers, including the CEO, elected to reduce their base salary by 8% during 2001 and 2002. Although the 8% cutback was restored in October 2002, the officers’ base salaries remained frozen throughout 2003. At the end of 2003 the Committee retained an independent compensation consulting firm to conduct a compensation review to assist the Committee in determining competitive total compensation, including base salaries, for our executive officers and CEO. This review analyzed compensation data from two compensation peer groups consisting of companies with gross revenues comparable to the Company’s. One group was comprised of approximately 10 companies that shared the Company’s primary SIC code and the other group was comprised of approximately 11 companies located within a 20-mile radius of the Company’s headquarters.

      Based on its annual review of the executive officers, and the data collected from the compensation peer groups, the Committee approved an average merit increase of 6% for its named executive officers in 2004. In connection with their respective promotions to executive officer positions, Messrs. Bourdon and McKee also received a base salary increase of 5% and 6%, respectively. These base salaries are within the median range of salaries paid to executives of the companies included in the compensation peer groups described above.

Annual Incentive Compensation

      The Company’s executive officers, including the CEO, are eligible for an annual performance-based cash bonus under its 2002 Short-Term Incentive Plan. The 2002 Short-Term Incentive Plan provides a balance between the short-term and long-term financial goals and objectives of the Company and contributes to the principle of having a significant portion of executive pay “at-risk” and performance based. Under the bonus program, eligible participants receive a target bonus opportunity each year expressed as a percentage of base salary. The target bonus opportunity percentages ranged from 80% of base salary for the CEO, 50% of base salary for our other executive officers, and 15% to 40% of base salary for our other participants, depending on their position and level of responsibility. When establishing these target bonus opportunity percentages, the Committee considered incentive cash compensation data from companies in the compensation peer groups, described above. In general, the target bonus opportunity is designed to deliver incentive cash compensation at or near the 50th percentile of incentive cash compensation paid to executives in our compensation peer groups.

      For 2004, there were two performance goals under the Short-Term Incentive Plan: one based on achieving a specified reduction in average working capital as a percentage of sales and one based on achieving a specified earnings target. These performance goals were described in terms of corporate objectives for Messrs. Brown, Lienesch and O’Donnell and in terms of business unit objectives for Messrs. Bourdon and McKee. Each goal was equally weighted at 50% of the total bonus opportunity.

      For each of these performance goals, the committee established a minimum, target and superior level of performance, and then assigned to those levels a performance percentage of 0%, 100% and 200%, respectively. At the end of the performance period, the Committee determined the achieved percentage for each performance goal based on actual performance to determine the bonus payment.

The Committee had the discretion under the bonus plan to increase or decrease the resulting bonus payment by 30%.

      In 2004, the Company was successful in reducing its average working capital as a percentage of sales and nearly achieved the target level, while the improvement in the Company’s earnings did not meet the established minimum level. Thus, the total achieved award percentage for those executives subject to corporate objectives was 45.4%. For those executives whose bonus was subject in whole or in part to business unit objectives, the total achieved award percentages ranged from 20.5% to 58.4%. The achieved award percentage for each executive officer was multiplied by the executive’s target bonus opportunity, described above. The resulting bonuses for our named executive officers are shown in the Summary Compensation Table of this Proxy Statement. The Committee exercised its discretion to increase certain bonus payments in 2004 in accordance with the terms of the plan.

Long-Term Incentive Compensation

      Our long-term incentive compensation program is administered under our 1994, 1997 and 2004 Long-Term Incentive Plans, each of which were approved by our shareholders. The Committee believes that equity-based compensation, the value of which depends upon the Company’s future financial performance and stock price, provides a longer-term incentive to its executive officers and other key employees, and aligns the interests of executives with those of the shareholders.

      In 2004, the Committee decided to grant performance-based restricted shares to our executive officers. All or a portion of the restricted shares generally will vest on June 9, 2007 provided that the executive has been continuously employed with the Company from the date of grant until such time and the Committee determines that all or a portion of certain management objectives specified in the awards have been satisfied. The management objectives are based on the Company achieving specified cumulative levels of earnings during the three-year performance period ending on December 31, 2006.

      The number of shares subject to each award was set at a level intended to create a meaningful opportunity for stock ownership, based on the individual’s position with the Company, the base salary and target bonus opportunity associated with that position, the size of comparable awards made to individuals in similar positions within the compensation peer groups, the individual’s potential for increased responsibility and promotion over the award term and the individual’s personal performance in recent periods. The weight given to each of these factors differed from individual to individual, as the Committee deemed appropriate.

      When determining the number of shares subject to each award, the Committee also considered the loss of retention value due to the vesting of the equity-based awards in 2004 as a result of the recapitalization. Specifically, the Committee recognized that the performance-based restricted share awards should be large enough to enhance the Company’s retention programs and provide an incentive for the executive officers to increase shareholder value. At the same time, however, the Committee considered the potential for shareholder dilution, which generally caused the Committee to adjust the number of shares subject to each award downward. As a result, the equity award levels for the executives are approximately 15% below the median level for executives in the compensation peer groups.

      Consistent with the above criteria, the Committee granted restricted shares to the named executive officers as set forth on the Summary Compensation Table of this Proxy Statement.

Other Benefits

      The Company’s executive compensation program also includes benefits such as health and life insurance, financial and tax planning assistance and a Company leased automobile. In 2004 the Committee retained an independent compensation consulting firm to conduct a review of the executive benefits and perquisites provided to the Company’s executive officers. This review included an evaluation of the prevalence and costs relative to market practices, including the competitiveness of the projected executive retirement benefits as described under the sub-caption “Retirement Benefits” of this Proxy Statement. The analysis concluded that the Company’s executive benefits and perquisites are relatively modest compared to market practices and the Committee determined that no changes were necessary.

CEO Compensation

      The Committee followed the same policies and philosophy described above in determining the compensation of Mr. Ronald D. Brown, the Company’s Chairman, President and Chief Executive Officer. The principal components of Mr. Brown’s compensation package for the 2004 fiscal year are described below.

      In 2004 Mr. Brown’s base salary was increased by 5% from $600,000 to $630,000, following three years of a reduced or frozen base salary due to depressed economic and business conditions in the Company’s industry. When establishing Mr. Brown’s base salary, the Committee considered his leadership, key contributions and performance towards achieving important strategic objectives, including the divestiture of identified non-core businesses, the completion of certain operational restructuring initiatives and other successful efforts resulting in the reduction of expenses and working capital. The Committee believes this salary is commensurate with its compensation philosophy and appropriately reflects the responsibilities of the Company’s Chief Executive Officer.

      During 2004 Mr. Brown’s target bonus opportunity under the 2002 Short-Term Incentive Plan was 80% of his base pay. His performance goals under the plan related to the Company achieving a specified reduction in average working capital as a percentage of sales and a specified earnings target. As described above under “Annual Incentive Compensation,” in 2004 the Company’s successful reduction in average working capital as a percentage of sales nearly reached the target level, and the improvement in the Company’s earnings did not meet the established minimum level. Mr. Brown’s resulting total achieved award percentage was 45.4% and he earned a bonus of $227,909. In recognition of successfully leading the refinancing efforts in 2004, the Committee exercised its discretion under the plan to adjust this award upward by 20% of the earned award.

      During 2004, Mr. Brown was granted 300,000 performance-based restricted shares under the 2004 Long-Term Incentive Plan. The restricted shares granted to Mr. Brown are subject to the same terms and conditions outlined in “Long-Term Incentive Compensation” above. This award was intended to create a meaningful opportunity for stock ownership for Mr. Brown, based on his position with the Company, his base salary and target bonus opportunity, the size of comparable awards made to CEOs of companies within the compensation peer groups and his personal performance in recent periods, as described above. When determining the number of shares subject to the award, the Committee also took into account the potential for shareholder dilution and the loss of retention value due to the vesting of equity-based awards in 2004 as a result of the recapitalization, as described in more detail in “Long-Term Incentive Compensation,” above. As a result, the equity award level for Mr. Brown is 15% below the median level for CEOs in the compensation peer groups.

The Personnel and Compensation Committee

Joseph A. Steger, Chairperson
David L. Burner
Larry D. Yost

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

      The Nominating and Corporate Governance Committee met seven times during the year. The Committee approved its charter, which provides that the Committee is responsible for the nomination of directors and the Company’s corporate governance practices. The Committee assumed a leadership role in shaping and maintaining the corporate governance of the Company. It reviewed the Company’s corporate governance guidelines, code of business conduct, and financial code of ethics, and recommended to the Board proposed changes. The Committee arranged for the dissemination and disclosure of these and other corporate governance documents, including its charter, to employees and shareholders via the Company’s website. The address of the website is www.milacron.com. These documents are also available upon request from the corporate secretary. No waivers were sought or granted from the Company’s code of conduct in 2004. The Committee is not aware of any situation or circumstances that would require a waiver.

      In 2004 and through June 1, 2005, the Committee considered five candidates for director, three of whom (Messrs. DeCotiis, Segal, and Stullich) were recommended by the Company’s Series B Preferred Stock holders, and two (Ms. Bailey and Mr. Yost) resulted from candidate searches conducted by the Committee with the assistance of a third-party search firm. The Committee evaluated each candidate following the procedures set forth in the Company’s Corporate Governance Guidelines and applying the principles set forth in the Committee’s charter, including the Criteria for Selecting Candidates for the Board of Directors. Upon completion of its evaluation, the Committee reported its findings and made recommendations to the full Board, and the candidates were appointed to the Board.

      The Committee reviewed the Board’s committee structure and operations and reported to the Board regarding them. The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the full Board and each of the other committees performed its own self-evaluation and reported on the same to the Board of Directors.

The Nominating and
Corporate Governance Committee

Barbara H. Franklin, Chairperson
Joseph A. Steger
Duane K. Stullich
Larry D. Yost

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the quarterly financial results prior to inclusion of the same in the Company’s Quarterly Reports on Form 10-Q and reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including those described in Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosures provided by the auditors to the Committee as required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and considered the compatibility of non-audit services (described under “Independent Auditors” below) with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held eight meetings during 2004.

      In reliance on the reviews and discussion referred to above, the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

      The Committee has re-appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.

The Audit Committee

David L. Burner, Chairperson
Darryl F. Allen
Sallie B. Bailey
Mark L. Segal

PROPOSAL 2: INDEPENDENT AUDITORS

      The Audit Committee has appointed Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the fiscal year 2005. While there is no legal requirement that the appointment of auditors be submitted to a vote of the shareholders, the Audit Committee believes that the appointment of auditors is of sufficient importance to justify shareholder ratification. In the event that the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment. Ratification of the appointment will require the affirmative vote of at least a majority of the holders of shares of the Common Stock, the Series B Preferred Stock, and the 4% Preferred Stock, present in person or by proxy at the Annual Meeting, voting together as a single class. Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against ratification. Broker non-votes will have no effect on ratification.

      The Audit Committee reviews and approves, prior to the annual audit, the scope, general extent, and fees related to the independent auditors’ audit examination. The Committee also reviews the extent of non-audit services provided by the independent auditors in relation to the objectivity and independence needed in the audit. The Committee pre-approves all non-audit services performed by the independent auditor and fees related thereto (this responsibility may be delegated to the Chairperson when appropriate).

      The Company paid the following fees to Ernst & Young LLP in 2004 and 2003:

Audit Fees: Fees for audit services were $4,377,000 in 2004 and $1,408,000 in 2003. Audit fees consist of fees for services related to the annual audit of the Company’s consolidated financial statements (including statutory audits of subsidiaries or affiliates of the Company), quarterly reviews of Form 10-Q, issuance of the opinion on the Company’s internal controls over financial reporting, issuance of consents, issuance of comfort letters and assistance with review of documents filed with the SEC.

Audit-Related Fees: Audit-related fees were $14,000 in 2004 and $0 in 2003. Audit-related fees in 2004 are for services related to the Company’s March 2004 refinancing of debt.

Tax Fees: Tax fees were $336,000 in 2004 and $322,000 in 2003 for services related to tax compliance, tax return preparation, and tax planning.

All Other Fees: Fees for all other services not described above were $6,000 in 2004 and $13,000 in 2003, for miscellaneous services performed.

      A representative of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement, and will be available to answer appropriate questions.

THE BOARD RECOMMENDS THAT THE SELECTION OF

ERNST & YOUNG LLP BE RATIFIED

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock (“reporting persons”) to report their initial ownership of the Company’s Common Stock and any changes in that ownership to the SEC and the NYSE. All reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the reports it has received, the Company believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the last fiscal year except as follows. Each of the following executive officers had one transaction related to the forfeiture of restricted stock filed via a delinquent Form 4: Messrs. Brown, Francy, Lienesch and O’Donnell. In addition, Mr. Lienesch reported two transactions related to the transfer of shares to a trust established for his wife’s benefit on one delinquent Form 4. Mr. Isaacs reported one transaction related to Glencore’s acquisition of securities of the Company on a delinquent Form 4. Glencore Finance AG reported two transactions related to the acquisition of securities of the Company on one delinquent Form 4. Finally, Mizuho International plc filed a delinquent Form 3 following its acquisition of 10% or more of the Series B Preferred Stock.

SHAREHOLDER PROPOSALS FOR THE

2006 ANNUAL MEETING OF SHAREHOLDERS

      In 2006, the Company intends to hold its annual meeting on or about May 3, 2006, the time of year it historically has held this meeting. In order for shareholder proposals for the 2006 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy material, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to December 30, 2005. If any shareholder who intends to propose any other matter to be acted upon at the 2006 Annual Meeting of Shareholders does not inform the Company of such matter by December 30, 2005, the persons named as proxies for the 2006 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

      For business to be properly brought before the 2006 Annual Meeting of Shareholders, timely notice thereof must be given in writing to the Secretary of the Company not earlier than the close of business on January 3, 2006, nor later than the close of business on the later of February 2, 2006, or the 10th day following the day on which public announcement of the date of the 2006 Annual Meeting of Shareholders is first made by the Company. In no event shall the public announcement of an adjournment or postponement of the 2006 Annual Meeting of Shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

OTHER MATTERS

      The Board does not intend to present any other business at the meeting and knows of no other matters which will be presented. No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

July 5, 2005

      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

[This page intentionally left blank]

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet instead of receiving copies in the mail. To sign up for this optional service, visit https://www.proxyvotenow.com/mzb. Please note you must type an “s” after http.

ê TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH HERE ê

P
R
O
X
Y

MILACRON INC.

PROXY FOR HOLDERS OF 6% SERIES B CONVERTIBLE PREFERRED STOCK ONLY
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be Held August 3, 2005

David L. Burner, Mark L. Segal, and Joseph A. Steger (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock, 6% Series B Convertible Preferred Stock and 4% Cumulative Preferred Stock held of record by the undersigned at the Annual Meeting of Shareholders to be held August 3, 2005, and any adjournment or postponement thereof, on all business that may properly come before the meeting.

This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” all the nominees for director listed in Proposal (1) and “FOR” Proposal (2).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

(Continued and to be signed on the reverse side.)

YOUR VOTE IS IMPORTANT.

Please take a moment now to submit a proxy for your shares of Milacron Inc.
stock for the upcoming Annual Meeting of Shareholders.

YOU CAN SUBMIT A PROXY TODAY IN ONE OF THREE WAYS:

1.	By Telephone—Please call toll-free at 1-866-407-4405 on a touch-tone telephone. If outside the U.S. or Canada, call
1-610-889-0503 and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your proxy will be confirmed and voted as you directed.

OR

2.	By Internet—Please access https://www.proxyvotenow.com/mzb, and follow the simple instructions on the screen. Please note you must type an “s” after http.

Control Number:

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet proxy authorizes the named proxies in the same manner as if you had executed a proxy card.

OR

3.	By Mail —If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided or mail to: Milacron Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

ê TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH HERE ê

☑	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSALS

1.	Election of Directors

	Nominees for three year term: 01 Charles F.C. Turner	FOR ALL nominees (except as	WITHHOLD AUTHORITY
	02 Larry D. Yost	marked to the contrary)	for all nominees
	03 Duane K. Stullich	☐	☐

Nominee for two year term:
04 H. Christopher DeCotiis

Nominees for one year term:
05 Sallie B. Bailey
06 Mark L. Segal

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

2.	Ratification of Appointment of Ernst & Young LLP as independent auditors.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

DATE ______________________________________________ 2005

SIGNATURE ____________________________________________

SIGNATURE ____________________________________________

Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement hereby acknowledged.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. A proxy for shares held jointly by two or more persons should be signed by all.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FOR ASSISTANCE IN SUBMITTING YOUR PROXY, PLEASE CALL OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 877-825-8631.

PLEASE SUBMIT YOUR PROXY TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet instead of receiving copies in the mail. To sign up for this optional service, visit https://www.proxyvotenow.com/mz. Please note you must type an “s” after http.

ê TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH HERE ê

P
R
O
X
Y

MILACRON INC.

PROXY FOR ALL STOCKHOLDERS WHO DO NOT HOLD 6% SERIES B CONVERTIBLE
PREFERRED STOCK
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be Held August 3, 2005

David L. Burner, Mark L. Segal, and Joseph A. Steger (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock and 4% Cumulative Preferred Stock held of record by the undersigned at the Annual Meeting of Shareholders to be held August 3, 2005, and any adjournment or postponement thereof, on all business that may properly come before the meeting. If the undersigned has a beneficial interest in shares held in a 401 (k) or IRA plan sponsored by Milacron Inc., this proxy shall constitute a voting instruction form with respect to such plan shares. Voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern time on Monday, August 1, 2005 in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement.

This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” all the nominees for director listed in Proposal (1) and “FOR” Proposal (2).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

(Continued and to be signed on the reverse side.)

YOUR VOTE IS IMPORTANT.

Please take a moment now to submit a proxy for your shares of
Milacron Inc. stock for the upcoming Annual Meeting of Shareholders.

YOU CAN SUBMIT A PROXY TODAY IN ONE OF THREE WAYS:

1.	By Telephone—Please call toll-free at 1-866-235-8882 on a touch-tone telephone. If outside the U.S. or Canada, call 1-610-889-0502 and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your proxy will be confirmed and voted as you directed.

OR

2.	By Internet—Please access https://www.proxyvotenow.com/mz, and follow the simple instructions on the screen. Please note you must type an “s” after http.

Control Number:

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet proxy authorizes the named proxies in the same manner as if you had executed a proxy card.

OR

3.	By Mail —If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided or mail to: Milacron Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

ê TO SUBMIT YOUR PROXY BY MAIL, PLEASE DETACH HERE ê

☑	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSALS

1.	Election of Directors

	Nominees for three year term:	FOR ALL	WITHHOLD
	01 Charles F.C. Turner	nominees (except as	AUTHORITY
	02 Larry D. Yost	marked to the contrary)	for all nominees
		☐	☐
Nominee for one year term:
03 Sallie B. Bailey

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

_______________________________________________

2.	Ratification of Appointment of Ernst & Young LLP as independent auditors.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

DATE ______________________________________________ 2005

SIGNATURE ____________________________________________

SIGNATURE ____________________________________________

Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement hereby acknowledged.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. A proxy for shares held jointly by two or more persons should be signed by all.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FOR ASSISTANCE IN SUBMITTING YOUR PROXY, PLEASE CALL OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 877-825-8631.